Exhibit 99.1

CONTACT
Matt DiLiberto
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP. REPORTS
FOURTH QUARTER 2021 EPS OF $(0.82) PER SHARE;
AND FFO OF $1.52 PER SHARE

Financial and Operating Highlights
•Net loss attributable to common stockholders of $0.82 per share for the fourth quarter of 2021 and net income of $6.50 per share for the full year as compared to net income of $2.48 and $5.01 per share for the same periods in the prior year. Net loss attributable to common stockholders for the fourth quarter of 2021 includes $42.8 million, or $0.61 per share, of net losses recognized from the sale of real estate interests and non-cash fair value adjustments, as compared to $188.5 million, or $2.58 per share, of net gains and non-cash fair value adjustments recognized in the same period in 2020.
•Funds from operations, or FFO, of $1.52 per share for the fourth quarter of 2021 and $6.63 per share for the full year, excluding the accounting impact of the Company's reverse stock split in January 2022, as compared to $1.56 and $7.11 per share for the same periods in the prior year. FFO for the fourth quarter of 2021 includes $2.9 million, or $0.04 per share, of reserves against certain financing investments, and $3.6 million, or $0.05 per share, of transaction related costs.
•Signed 52 Manhattan office leases covering 573,806 square feet in the fourth quarter of 2021 and 159 Manhattan office leases covering 1,929,714 square feet for the full year. The mark-to-market on signed Manhattan office leases was 3.9% lower for the fourth quarter and 2.5% lower for the full year than the previous fully escalated rents on the same spaces.
•Same-store cash net operating income, or NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased by 2.9% for the fourth quarter of 2021 and increased by 0.7% for the full year as compared to the same periods in 2020, excluding lease termination income.
•During 2021 and to date in 2022, the Company has repurchased or redeemed a combined 5.8 million shares of its common stock and units of its Operating Partnership, or OP units, under the previously announced $3.5 billion share repurchase plan, bringing total repurchases and redemptions to 38.4 million shares/units.
•Manhattan same-store office occupancy was 93.0% as of December 31, 2021, inclusive of leases signed but not yet commenced.

Investing Highlights
•Closed on the previously announced sale of the office and garage condominiums at 110 East 42nd Street for a gross sale price of $117.1 million. The transaction generated net cash proceeds to the Company of $108.1 million.
•Entered into an agreement to sell 707 Eleventh Avenue for a gross sale price of $95.0 million. The transaction is expected to close in the first quarter of 2022, subject to customary closing conditions, and generate net cash proceeds to the Company of approximately $91.0 million.
•Together with our joint venture partner, entered into an agreement to sell the leasehold interest in 1080 Amsterdam Avenue for a gross sale price of $42.5 million. The transaction is expected to close in the first quarter of 2022, subject to customary closing conditions, and generate net cash proceeds to the Company of approximately $7.1 million.
•Closed on the sale of a 25 percent interest in One Madison Avenue to an international investor. The buyer has committed aggregate equity to the project totaling no less than $259.3 million.
•Closed on the sale of 590 Fifth Avenue for a gross sale price of $103.0 million. The transaction generated net cash proceeds to the Company of $28.1 million.
Financing Highlights
•Refinanced, extended and reduced the Company's unsecured corporate credit facility to $2.5 billion. The new facility, which reduced overall borrowing costs, includes a $1.25 billion revolving line of credit and $1.05 billion 5-year funded term loan that both mature in May 2027 as well as a $200 million 7-year funded term loan that was not modified and matures in November 2024.
NEW YORK, January 26, 2022 - SL Green Realty Corp. (the "Company") (NYSE: SLG) today reported a net loss attributable to common stockholders for the quarter ended December 31, 2021 of $51.3 million, or $0.82 per share, as compared to net income of $171.0 million, or $2.48 per share, for the same quarter in 2020. Net loss attributable to common stockholders for the fourth quarter of 2021 includes $42.8 million, or $0.61 per share, of net losses recognized from the sale of real estate interests and non-cash fair value adjustments, as compared to $188.5 million, or $2.58 per share, of net gains and non-cash fair value adjustments recognized in the same period in 2020.
The Company also reported net income attributable to common stockholders for the twelve months ended December 31, 2021 of $434.8 million, or $6.50 per share, as compared to net income of $356.1 million, or $5.01 per share, for the same period in 2020. Net income attributable to common stockholders for the twelve months ended December 31, 2021 includes $440.9 million, or $6.23 per share, of net gains recognized from the sale of real estate interests and non-cash fair value adjustments, as compared to $345.5 million, or $4.60 per share, of net gains and non-cash fair value adjustments recognized in the same period of 2020.

The Company reported FFO for the quarter ended December 31, 2021 of $108.3 million, or $1.52 per share, excluding the accounting impact of the Company's reverse stock split in January 2022, as compared to FFO for the same period in 2020 of $119.2 million, or $1.56 per share. FFO for the fourth quarter of 2021 includes $2.9 million, or $0.04 per share, of reserves against certain financing investments, and $3.6 million, or $0.05 per share, of transaction related costs.
The Company also reported FFO for the year ended December 31, 2021 of $481.2 million, or $6.63 per share, excluding the accounting impact of the Company's reverse stock split in January 2022, as compared to FFO of $562.7 million, or $7.11 per share, for the same period in 2020. FFO for the year ended December 31, 2020 included $20.2 million, or $0.26 per share, of net proceeds derived from a legal settlement.
All per share amounts are presented on a diluted basis.
Operating and Leasing Activity
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, increased by 4.8% for the fourth quarter of 2021, and increased 2.9% excluding lease termination income, as compared to the same period in 2020.
Same-store cash NOI, including our share of same-store cash NOI from unconsolidated joint ventures, decreased by 0.1% for the twelve months ended December 31, 2021, and increased 0.7% excluding lease termination income, as compared to the same period in 2020.
During the fourth quarter of 2021, the Company signed 52 office leases in its Manhattan office portfolio totaling 573,806 square feet. The average lease term on the Manhattan office leases signed in the fourth quarter of 2021 was 5.9 years and average tenant concessions were 7.0 months of free rent with a tenant improvement allowance of $56.17 per rentable square foot, excluding leases signed at One Vanderbilt Avenue. Thirty-one leases comprising 406,117 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $70.80 per rentable square foot, representing a 3.9% decrease over the previous fully escalated rents on the same office spaces.
During the year ended December 31, 2021, the Company signed 159 office leases in its Manhattan office portfolio totaling 1,929,714 square feet. The average lease term on the Manhattan office leases signed in 2021 was 6.8 years and average tenant concessions were 6.4 months of free rent with a tenant improvement allowance of $54.31 per rentable square foot, excluding leases signed at One Vanderbilt Avenue. One hundred one leases comprising 1,176,950 square feet, representing office leases on space that had been occupied within the prior twelve months, are considered replacement leases on which mark-to-market is calculated. Those replacement leases had average starting rents of $71.80 per rentable square foot, representing a 2.5% decrease over the previous fully escalated rents on the same office spaces.
Occupancy in the Company's Manhattan same-store office portfolio was 93.0% as of December 31, 2021, inclusive of 183,000 square feet of leases signed but not yet commenced, as compared to 93.2% at the end of the previous quarter.

Significant leases that were signed in the fourth quarter included:
•Expansion lease with Bloomberg LP for 191,207 square feet at 919 Third Avenue, for 6.0 years;
•New lease with Flexpoint Ford for 19,522 square feet at One Vanderbilt Avenue, for 11.1 years;
•New lease with Tennor Holding B.V. for 32,622 square feet at One Vanderbilt Avenue, for 9.2 years;
•Expansion lease with Stone Point Capital LLC for 6,554 square feet at One Vanderbilt Avenue, for 10.0 years;
•New lease with Chelsea Piers Fitness for 55,780 square feet at One Madison Avenue, for 20.0 years;
•Early renewal and expansion with Northeast Series of Lockton Companies, LLC for 81,693 square feet at 1185 Avenue of the Americas, for 7.7 years;
•New lease with AMA Consulting Engineers for 30,756 square feet at Worldwide Plaza, for 5.0 years; and
•New lease with Glenn Agre Bergman & Fuentes LLP for 27,231 square feet at 1185 Avenue of the Americas, for 5.8 years.
Investment Activity
During 2021 and to date in 2022, the Company has repurchased 5.1 million shares of its common stock and redeemed 0.7 million units of its Operating Partnership, or OP units, bringing total repurchases and redemptions to 36.6 million shares of common stock and 1.8 million OP units under the previously announced $3.5 billion share repurchase program.
In December, the Company closed on the previously announced sale of its ownership interest in the office and garage condominiums at 110 East 42nd Street for a gross sale price of $117.1 million. The office condominium comprises a portion of the ground floor and the sixth through eighteenth floors. SL Green previously sold the office condominium in 2007 and assumed control of it again in 2011. The garage condominium was acquired in 2013. The transaction generated net cash proceeds to the Company of $108.1 million and the Company recognized a gain of $3.6 million.
In December, the Company entered into an agreement to sell its interests in 707 Eleventh Avenue for a gross sale price of $95.0 million. SL Green purchased the 160,000 square foot, loft-style building in January of 2020 for $90.0 million. The transaction is expected to close in the first quarter of 2022, subject to customary closing conditions, and generate net cash proceeds to the Company of approximately $91.0 million.
In December, together with its joint venture partner, the Company entered into an agreement to sell the leasehold interest in 1080 Amsterdam Avenue for a gross sale price of $42.5 million. The transaction is expected to close in January 2022, subject to customary closing conditions, and generate net cash proceeds to the Company of approximately $7.1 million. Simultaneously, the Company agreed to sell its remaining interests in the Stonehenge portfolio for gross consideration of approximately $1.0 million.

In November, the Company closed on the sale of a 25 percent interest in One Madison Avenue to an international investor. The buyer has committed aggregate equity to the project totaling no less than $259.3 million. SL Green retained a 25.5 percent interest in the property, while its joint venture partners, the National Pension Service of Korea and Hines, retained their 49.5 percent interest in the property. SL Green Realty Corp. and Hines are co-developing the $2.3 billion project.
In October, the Company closed on the sale of its interests in 590 Fifth Avenue for a gross sale price of $103.0 million. Located between 47th and 48th Street, 590 Fifth Avenue is a 19-story, 103,000-square-foot office building with prime retail space at the base. SL Green took ownership of the property in October 2020. The transaction generated net cash proceeds to the Company of $28.1 million.
Debt and Preferred Equity Investment Activity
The carrying value of the Company’s debt and preferred equity ("DPE") portfolio was $1.09 billion at December 31, 2021. The portfolio had a weighted average current yield of 7.4%, or 9.2% excluding the effect of $238.7 million of investments that are on non-accrual.
Financing Activity
In October, the Company refinanced, extended and reduced the overall size of its unsecured corporate credit facility. The revolving line of credit component of the facility was reduced by $250.0 million to $1.25 billion, the maturity date was extended from March 2023 to May 2027, inclusive of as-of-right extension options, and the current borrowing cost was reduced to 85 basis points over adjusted SOFR. The 5-year funded term loan component of the facility was reduced by $250.0 million to $1.05 billion, the maturity date was extended from March 2023 to May 2027 and the current borrowing cost was reduced to 95 basis points over adjusted SOFR. The $200 million, 7-year funded term loan component of the facility, which matures in November 2024, was not modified and the current borrowing cost remains 100 basis points over adjusted SOFR.

Dividends
In the fourth quarter of 2021, the Company declared:
•Two monthly ordinary dividends on its outstanding common stock of $0.3033 per share, which were paid on November 15 and December 15, 2021, and one monthly dividend on its outstanding common stock of $0.3108 per share, which was paid on January 18, 2022. The monthly ordinary dividend paid in January 2022 represents a 2.5% increase to the Company's ordinary dividend, equating to an annualized dividend of $3.73 per share of common stock;
•A special dividend with a value of $2.4392 per share, which was paid on January 18, 2022 in the form of common stock of the Company. To mitigate the dilutive impact of the stock issued for the special dividend, the board of directors also authorized a reverse stock split, which was effective on January 21, 2022. The split ratio for the reverse stock split was 1.03060-for-1; and
•Quarterly dividend on its outstanding 6.50% Series I Cumulative Redeemable Preferred Stock of $0.40625 per share for the period October 15, 2021 through and including January 14, 2022, which was paid on January 18, 2022 and is the equivalent of an annualized dividend of $1.625 per share.
Conference Call and Audio Webcast
The Company's executive management team, led by Marc Holliday, Chairman and Chief Executive Officer, will host a conference call and audio webcast on Thursday, January 27, 2022, at 2:00 pm ET to discuss the financial results.
The supplemental data will be available prior to the quarterly conference call in the Investors section of the SL Green Realty Corp. website at www.slgreen.com under “Financial Reports.”
The live conference call will be webcast in listen-only mode in the Investors section of the SL Green Realty Corp. website at www.slgreen.com under “Presentations & Webcasts.” The conference may also be accessed by dialing toll-free (877) 312-8765 or international (419) 386-0002, and using conference ID 8436426.
A replay of the call will be available for 7 days after the call by dialing (855) 859-2056 using conference ID 8436426. A webcast replay will also be available in the Investors section of the SL Green Realty Corp. website at www.slgreen.com under “Presentations & Webcasts.”
Company Profile
SL Green Realty Corp., Manhattan's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of December 31, 2021, SL Green held interests in 73 buildings totaling 34.9 million square feet. This included ownership interests in 26.9 million square feet of Manhattan buildings and 7.1 million square feet securing debt and preferred equity investments.
To obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at investor.relations@slgreen.com.

Disclaimers
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found in this release and in the Company’s Supplemental Package.

Forward-looking Statements
This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Forward-looking statements are not guarantees of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements include risks and uncertainties related to the on-going COVID-19 pandemic and the duration and impact it will have on our business and the industry as a whole and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues:	2021	2020	2021	2020

Rental revenue, net	$135,205	$165,243	$604,634	$708,383
Escalation and reimbursement	14,908	25,148	73,542	96,040
Investment income	20,888	18,699	80,340	120,163
Other income	23,580	25,808	85,475	128,158
Total revenues	194,581	234,898	843,991	1,052,744
Expenses:
Operating expenses, including related party expenses of $3,550 and $12,377 in 2021 and $3,354 and $12,643 in 2020	40,302	42,527	167,153	183,200
Real estate taxes	31,517	44,510	152,835	176,315
Operating lease rent	6,551	6,872	26,554	29,043
Interest expense, net of interest income	13,736	25,579	70,891	116,679
Amortization of deferred financing costs	1,919	3,482	11,424	11,794
Depreciation and amortization	47,335	56,932	216,869	313,668
Loan loss and other investment reserves, net of recoveries	2,931	8,280	2,931	35,298
Transaction related costs	3,558	20	3,773	503
Marketing, general and administrative	26,486	25,144	94,912	91,826
Total expenses	174,335	213,346	747,342	958,326

Equity in net loss from unconsolidated joint ventures	(24,081)	(9,750)	(55,402)	(25,195)
Equity in net (loss) income on sale of interest in unconsolidated joint venture/real estate	(27,319)	2,961	(32,757)	2,961
Purchase price and other fair value adjustment	543	187,522	210,070	187,522
Gain on sale of real estate, net	2,079	51,882	287,417	215,506
Depreciable real estate reserves	(18,098)	(53,827)	(23,794)	(60,454)
Loss on early extinguishment of debt	(1,551)	—	(1,551)	—
Net (loss) income	(48,181)	200,340	480,632	414,758
Net loss (income) attributable to noncontrolling interests in the Operating Partnership	3,032	(9,943)	(25,457)	(20,016)
Net (income) loss attributable to noncontrolling interests in other partnerships	(570)	(13,795)	1,884	(14,940)
Preferred unit distributions	(1,813)	(1,864)	(7,305)	(8,747)
Net (loss) income attributable to SL Green	(47,532)	174,738	449,754	371,055
Perpetual preferred stock dividends	(3,737)	(3,737)	(14,950)	(14,950)
Net (loss) income attributable to SL Green common stockholders	$(51,269)	$171,001	$434,804	$356,105
Earnings Per Share (EPS)
Net (loss) income per share (Basic) (1)	$(0.82)	$2.50	$6.57	$5.03
Net (loss) income per share (Diluted) (1)	$(0.82)	$2.48	$6.50	$5.01

Funds From Operations (FFO)
FFO per share (Basic) (1)	$1.58	$1.65	$6.88	$7.53
FFO per share (Diluted) (1)	$1.55	$1.63	$6.80	$7.50
FFO per share (Pro forma) (2)	$1.52	$1.56	$6.63	$7.11

Basic ownership interest
Weighted average REIT common shares for net income per share	64,232	67,976	65,740	70,397
Weighted average partnership units held by noncontrolling interests	3,877	4,016	3,987	4,096
Basic weighted average shares and units outstanding (1)	68,109	71,992	69,727	74,493

Diluted ownership interest
Weighted average REIT common share and common share equivalents	66,058	69,042	66,782	70,982
Weighted average partnership units held by noncontrolling interests	3,877	4,016	3,987	4,096
Diluted weighted average shares and units outstanding (1)	69,935	73,058	70,769	75,078
Pro forma adjustment (2)	1,317	3,517	1,794	4,039
Pro forma diluted weighted average shares and units outstanding (2)	71,252	76,575	72,563	79,117

(1) During the first quarter of 2022, the Company completed a reverse stock split to mitigate the dilutive impact of stock issued for a special dividend paid primarily in stock. The share-related data has been retroactively adjusted to reflect the reverse stock split.
(2) During the first quarter of 2022, the Company completed a reverse stock split and a special dividend paid primarily in stock. GAAP requires the weighted average common shares outstanding to be retroactively adjusted for all periods presented to reflect the reverse stock split. However, GAAP requires shares issued pursuant to the special dividend be included in diluted weighted average common shares outstanding only from the date on which the special dividend was declared. To facilitate comparison between the periods presented, the Company calculated Pro forma diluted weighted average shares and units outstanding, which includes the shares issued pursuant to the special dividend from the beginning of the 2021 reporting periods.

SL GREEN REALTY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 31,
	2021	2020
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$1,350,701	$1,315,832
Building and improvements	3,671,402	4,168,193
Building leasehold and improvements	1,645,081	1,448,134
Right of use asset - financing leases	—	55,711
Right of use asset - operating leases	983,723	367,209
	7,650,907	7,355,079
Less: accumulated depreciation	(1,896,199)	(1,956,077)
	5,754,708	5,399,002
Assets held for sale	140,855	—
Cash and cash equivalents	251,417	266,059
Restricted cash	85,567	106,736
Investment in marketable securities	34,752	28,570
Tenant and other receivables	47,616	44,507
Related party receivables	29,408	34,657
Deferred rents receivable	248,313	302,791
Debt and preferred equity investments, net of discounts and deferred origination fees of $5,057 and $11,232 and allowances of $6,630 and $13,213 in 2021 and 2020, respectively	1,088,723	1,076,542
Investments in unconsolidated joint ventures	2,997,934	3,823,322
Deferred costs, net	124,495	177,168
Other assets	262,841	448,213
Total assets	$11,066,629	$11,707,567

Liabilities
Mortgages and other loans payable	$1,399,923	$2,001,361
Revolving credit facility	390,000	110,000
Unsecured term loan	1,250,000	1,500,000
Unsecured notes	900,915	1,251,888
Deferred financing costs, net	(23,808)	(34,521)
Total debt, net of deferred financing costs	3,917,030	4,828,728
Accrued interest payable	12,698	14,825
Accounts payable and accrued expenses	157,571	151,309
Deferred revenue	107,275	118,572
Lease liability - financing leases	102,914	152,521
Lease liability - operating leases	851,370	339,458
Dividend and distributions payable	187,372	149,294
Security deposits	52,309	53,836
Liabilities related to assets held for sale	64,120	—
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Other liabilities	195,390	302,798
Total liabilities	5,748,049	6,211,341

Commitments and contingencies	—	—
Noncontrolling interest in the Operating Partnership	344,252	358,262
Preferred units	196,075	202,169

Equity
Stockholders’ equity:
Series I Preferred Stock, $0.01 par value, $25.00 liquidation preference, 9,200 issued and outstanding at both December 31, 2021 and December 31, 2020	221,932	221,932
Common stock, $0.01 par value 160,000 shares authorized, 65,166 and 67,470 issued and outstanding (including 1,061 and 996 held in Treasury) at December 31, 2021 and December 31, 2020, respectively	672	716
Additional paid-in capital	3,739,409	3,862,949
Treasury stock at cost	(126,160)	(124,049)
Accumulated other comprehensive loss	(46,758)	(67,247)
Retained earnings	975,781	1,015,462
Total SL Green Realty Corp. stockholders’ equity	4,764,876	4,909,763
Noncontrolling interests in other partnerships	13,377	26,032
Total equity	4,778,253	4,935,795
Total liabilities and equity	$11,066,629	$11,707,567

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited and in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Funds From Operations (FFO) Reconciliation:	2021	2020	2021	2020

Net (loss) income attributable to SL Green common stockholders	$(51,269)	$171,001	$434,804	$356,105
Add:
Depreciation and amortization	47,335	56,932	216,869	313,668
Joint venture depreciation and noncontrolling interest adjustments	72,167	56,560	249,087	205,869
Net (loss) income attributable to noncontrolling interests	(2,462)	23,738	23,573	34,956
Less:
Gain on sale of real estate, net	2,079	51,882	287,417	215,506
Equity in net (loss) income on sale of interest in unconsolidated joint venture/real estate	(27,319)	2,961	(32,757)	2,961
Purchase price and other fair value adjustments	—	187,522	209,443	187,522
Depreciable real estate reserves	(18,098)	(53,827)	(23,794)	(60,454)
Depreciation on non-rental real estate assets	837	541	2,790	2,338
FFO attributable to SL Green common stockholders and unit holders	$108,272	$119,152	$481,234	$562,725

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating income and Same-store NOI Reconciliation:	2021	2020	2021	2020

Net (loss) income	$(48,181)	$200,340	$480,632	$414,758
Equity in net loss (gain) on sale of interest in unconsolidated joint venture/real estate	27,319	(2,961)	32,757	(2,961)
Purchase price and other fair value adjustments	(543)	(187,522)	(210,070)	(187,522)
Gain on sale of real estate, net	(2,079)	(51,882)	(287,417)	(215,506)
Depreciable real estate reserves	18,098	53,827	23,794	60,454
Depreciation and amortization	47,335	56,932	216,869	313,668
Interest expense, net of interest income	13,736	25,579	70,891	116,679
Amortization of deferred financing costs	1,919	3,482	11,424	11,794
Operating income	57,604	97,795	338,880	511,364

Equity in net loss from unconsolidated joint ventures	24,081	9,750	55,402	25,195
Marketing, general and administrative expense	26,486	25,144	94,912	91,826
Transaction related costs, net	3,558	20	3,773	503
Investment income	(20,888)	(18,699)	(80,340)	(120,163)
Loan loss and other investment reserves, net of recoveries	2,931	8,280	2,931	35,298
Non-building revenue	(20,540)	(22,417)	(46,110)	(53,067)
Net operating income (NOI)	74,783	99,873	370,999	490,956

Equity in net loss from unconsolidated joint ventures	(24,081)	(9,750)	(55,402)	(25,195)
SLG share of unconsolidated JV depreciation and amortization	69,868	52,768	243,791	194,393
SLG share of unconsolidated JV interest expense, net of interest income	44,460	34,413	154,026	137,032
SLG share of unconsolidated JV amortization of deferred financing costs	3,101	2,125	14,297	7,737
SLG share of unconsolidated JV loss on early extinguishment of debt	(317)	97	1,372	97
SLG share of unconsolidated JV investment income	(309)	(215)	(1,229)	(1,146)
SLG share of unconsolidated JV non-building revenue	(1,202)	(1,146)	(4,204)	(9,543)
NOI including SLG share of unconsolidated JVs	166,303	178,165	723,650	794,331

NOI from other properties/affiliates	(22,725)	(32,443)	(135,071)	(197,887)
Same-store NOI	143,578	145,722	588,579	596,444

Ground lease straight-line adjustment	245	245	978	1,022
Joint Venture ground lease straight-line adjustment	219	232	916	1,058
Straight-line and free rent	(632)	(3,909)	(7,087)	(7,076)
Amortization of acquired above and below-market leases, net	(100)	(553)	(395)	(3,611)
Joint Venture straight-line and free rent	(303)	(5,709)	(12,422)	(20,190)
Joint Venture amortization of acquired above and below-market leases, net	(4,762)	(4,064)	(18,772)	(15,500)
Same-store cash NOI	$138,245	$131,964	$551,797	$552,147

Lease termination income	(636)	2	(3,592)	(10,783)
Joint Venture lease termination income	(2,209)	(403)	(3,680)	(590)
Same-store cash NOI excluding lease termination income	$135,400	$131,563	$544,525	$540,774

SL GREEN REALTY CORP.
NON-GAAP FINANCIAL MEASURES - DISCLOSURES
Funds from Operations (FFO)
FFO is a widely recognized non-GAAP financial measure of REIT performance. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002, and subsequently amended, defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company presents FFO because it considers it an important supplemental measure of the Company’s operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. The Company also uses FFO as one of several criteria to determine performance-based bonuses for members of its senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, and real estate related impairment charges, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company's ability to make cash distributions.
Funds Available for Distribution (FAD)
FAD is a non-GAAP financial measure that is calculated as FFO plus non-real estate depreciation, allowance for straight line credit loss, adjustment for straight line operating lease rent, non-cash deferred compensation, and pro-rata adjustments from the Company's unconsolidated JVs, less straight line rental income, free rent net of amortization, second cycle tenant improvement and leasing costs, and recurring capital expenditures.
FAD is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined in accordance with GAAP. FAD is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate FAD the same way, the presentation of FAD may not be comparable to similarly titled measures of other companies. FAD does not represent cash flow from operating, investing and finance activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre)
EBITDAre is a non-GAAP financial measure. The Company computes EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to EBITDAre reported by other REITs that do not compute EBITDAre in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The White Paper on EBITDAre approved by the Board of Governors of NAREIT in September 2017 defines EBITDAre as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), plus interest expense, plus income tax expense, plus depreciation and amortization, plus (minus) losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property and investments in unconsolidated joint ventures, plus adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures.
The Company presents EBITDAre because the Company believes that EBITDAre, along with cash flow from operating activities, investing activities and financing activities, provides investors with an additional indicator of the Company’s ability to incur and service debt. EBITDAre should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company’s financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity.
Net Operating Income (NOI) and Cash NOI
NOI is a non-GAAP financial measure that is calculated as operating income before transaction related costs, gains/losses on early extinguishment of debt, marketing general and administrative expenses and non-real estate revenue. Cash NOI is also a non-GAAP financial measure that is calculated by subtracting free rent (net of amortization), straight-line rent, and the amortization of acquired above and below-market leases from NOI, while adding operating lease straight-line adjustment and the allowance for straight-line tenant credit loss.
The Company presents NOI and Cash NOI because the Company believes that these measures, when taken together with the corresponding GAAP financial measures and reconciliations, provide investors with meaningful information regarding the operating performance of properties. When operating performance is compared across multiple periods, the investor is provided with information not immediately apparent from net income that is determined in accordance with GAAP. NOI and Cash NOI provide information on trends in the revenue generated and expenses incurred in operating the Company's properties, unaffected by the cost of leverage, straight-line adjustments, depreciation, amortization, and other net income components. The Company uses these metrics internally as performance measures. None of these measures is an alternative to net income (determined in accordance with GAAP) and same-store performance should not be considered an alternative to GAAP net income performance.
Coverage Ratios
The Company presents fixed charge and debt service coverage ratios to provide a measure of the Company’s financial flexibility to service current debt amortization, interest expense and operating lease rent from current cash net operating income. These coverage ratios represent a common measure of the Company’s ability to service fixed cash payments; however, these ratios are not used as an alternative to cash flow from operating, financing and investing activities (determined in accordance with GAAP).
SLG-EARN